Exhibit 99.1

N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Resources announces 2008 Capital Budget

Organic Growth More Than Doubles Production from Barnett Shale

FORT WORTH, TEXAS (December 17, 2007)– Quicksilver Resources Inc. (NYSE: KWK) announced that its board of directors has unanimously approved a capital budget for 2008 which includes approximately $650 million for drilling, approximately $160 million for gathering and processing facilities (including approximately $80 million associated with Quicksilver Gas Service LP), approximately $70 million for leasehold and approximately $5 million for other property and equipment.  On a geographic basis, approximately $790 million is anticipated to be spent in Texas, approximately $90 million in Canada and approximately $5 million combined in Wyoming and Montana.

“This budget provides appropriate levels of development funding for meaningful growth in reserves and production in 2008 and exploratory funding for future growth while maintaining a disciplined financial structure,” said Glenn Darden, Quicksilver president and chief executive officer.  “We have intentionally restricted the growth rate of development from our sizable inventory of low-risk, high-return projects in the Fort Worth Basin Barnett Shale as we continue to evaluate the optimal development spacing for this world-class reservoir.  We believe that this approach will maximize total returns and ultimate resource recovery per acre from our resource base.”

Total capital expenditures include approximately $35 million for exploratory drilling activities, primarily associated with the company’s extensive leasehold in the Delaware Basin of west Texas and in Canada.

Production volumes for 2008 are projected to average approximately 255 million cubic feet of natural gas equivalents (MMcfe), up more than 20% from the projected 2007 average.  On a divestment-adjusted basis, production is expected to increase more than 70% from the comparable 2007 projected level.  (Quicksilver Resources divested all of its Northeastern properties in Michigan, Indiana and Kentucky effective November 1, 2007, representing average daily production of approximately 75 MMcfe.)  Average daily production volumes for 2008 are expected to consist of approximately 67% natural gas, 30% natural gas liquids and 3% crude oil.

        -more-

NEWS RELEASE
Page of 2 of 2

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Granbury, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; effects of hedging natural gas and crude oil prices; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor & Media Contact:
Quicksilver Resources Inc.
Rick Buterbaugh
(817) 665-4835

KWK 07-23

-end-